Exhibit 99.1
KIMBALL ELECTRONICS, INC. REPORTS THIRD QUARTER FISCAL YEAR 2016 RESULTS
JASPER, IN (May 4, 2016) - Kimball Electronics, Inc. (Nasdaq: KE), a leading global electronic manufacturing services provider of high-quality, durable electronic products, today announced financial results for its third quarter of fiscal year 2016 which ended March 31, 2016.

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(Amounts in Thousands, except EPS)	2016	2015	2016	2015
Net Sales	$214,111	$206,858	$621,658	$618,224
Operating Income	$7,078	$10,821	$20,932	$27,305
Adjusted Operating Income (non-GAAP)	$7,078	$11,142	$21,069	$29,876
Operating Income %	3.3%	5.2%	3.4%	4.4%
Adjusted Operating Income (non-GAAP) %	3.3%	5.4%	3.4%	4.8%
Net Income	$7,477	$7,191	$16,516	$18,811
Adjusted Net Income (non-GAAP)	$7,477	$7,469	$16,601	$21,221
Diluted EPS	$0.26	$0.25	$0.57	$0.64
Adjusted Diluted EPS (non-GAAP)	$0.26	$0.25	$0.57	$0.72

Donald D. Charron, Chairman and Chief Executive Officer, stated, “We continued to see firmer demand throughout our fiscal third quarter as three of our four end market verticals were up sequentially over the second quarter.  Automotive was particularly strong led by double-digit year over year growth in China and stronger demand in Europe.  Sales in our medical vertical were up 10% year over year as we successfully completed the launch of a critical next generation product for one of our largest customers.  We continue to make good progress on the launches of a number of new business awards with both existing and new customers, and we are still expecting sales from these launches this fiscal year.  Our new business opportunities pipeline remains healthy, and we continue to work diligently to achieve our medium range goal of $1 billion in annual net sales by fiscal year 2018.”
Mr. Charron continued, “As we have stated previously, over the last few quarters, and continuing in this quarter, our operating margin is under pressure due to incremental costs related to the Romania greenfield start-up and capital deployments for new customer programs in advance of revenue. Margin improvement through cost control and productivity improvements continues to be a high focus area for us as we remain committed to our 4% operating income goal.”

Third Quarter Fiscal Year 2016 Overview:

•	Net sales increased 4% compared to the third quarter of fiscal year 2015.

•	A discrete foreign income tax benefit of $1.8 million was recognized during the quarter as a result of a favorable tax ruling related to the capitalization of the Company’s Romania subsidiary.

•	Incremental costs associated with the start-up of the Romania facility, excluding the above tax benefit, reduced net income by $0.4 million for the quarter.

•	Spin-off expenses of $0.3 million were incurred in the prior year third quarter. No spin-off expenses were incurred in the current year third quarter.

•	Cash flow from operating activities was $11.7 million during the quarter.

•	Investments in capital expenditures were $8.6 million during the quarter.

•	$4.4 million was returned to Share Owners during the quarter in the form of common stock repurchases associated with the $20 million stock repurchase program announced in October 2015.

•	Cash and cash equivalents were $59.8 million and borrowings outstanding on credit facilities were $3.0 million at March 31, 2016.

•
Days sales outstanding, calculated as the average of monthly trade accounts and notes receivable divided by one day’s average net sales, was 59.5 days for the three months ended March 31, 2016 compared to 58.9 days for the three months ended March 31, 2015.

•
Production days supply on hand, defined as the average of the monthly gross inventory divided by an average day’s cost of sales, was 59.6 days for the current year third quarter compared to 60.0 days for the same period last year.

Net Sales by Vertical Market:

	Three Months Ended
	March 31,
(Amounts in Millions)	2016	2015	Percent Change
Automotive	$85.6	$74.9	14%
Medical	65.6	59.7	10%
Industrial	45.7	51.6	(11)%
Public Safety	14.0	15.3	(8)%
Other	3.2	5.4	(39)%
Total Net Sales	$214.1	$206.9	4%

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, our ability to fully realize the expected benefits of the completed spin-off, the global economic conditions, significant volume reductions from key contract customers, loss of key customers or suppliers, financial stability of key customers and suppliers, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in its Annual Report on Form 10-K for the year ended June 30, 2015.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, statement of comprehensive income, balance sheet, statement of cash flows, or statement of equity of the company. The non-GAAP financial measures contained herein include an adjustment for spin-off expenses. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the financial highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the spin-off expenses. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company’s core operations. Many of the Company’s internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Conference Call / Webcast

Date:	May 5, 2016
Time:	10:00 AM Eastern Time
Dial-In #:	800-992-4934 (International Calls - 937-502-2251)
Conference ID:	87686985

The live webcast of the conference call can be accessed at investors.kimballelectronics.com. For those unable to participate in the live webcast, the call will be archived at investors.kimballelectronics.com.
About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the medical, automotive, industrial, and public safety markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, Mexico, Thailand, Poland, China, and Romania, Kimball Electronics provides engineering, manufacturing, and supply chain services which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.
To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.

Financial highlights for the third quarter ended March 31, 2016 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2016		March 31, 2015
Net Sales	$214,111	100.0%	$206,858	100.0%
Cost of Sales	197,926	92.4%	187,905	90.8%
Gross Profit	16,185	7.6%	18,953	9.2%
Selling and Administrative Expenses	9,107	4.3%	8,132	4.0%
Operating Income	7,078	3.3%	10,821	5.2%
Other Income (Expense), net	233	0.1%	(886)	(0.4)%
Income Before Taxes on Income	7,311	3.4%	9,935	4.8%
Provision (Benefit) for Income Taxes	(166)	(0.1)%	2,744	1.3%
Net Income	$7,477	3.5%	$7,191	3.5%

Earnings Per Share of Common Stock:
Basic	$0.26		$0.25
Diluted	$0.26		$0.25

Average Number of Shares Outstanding:
Basic	28,771		29,172
Diluted	28,860		29,318

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2016		March 31, 2015
Net Sales	$621,658	100.0%	$618,224	100.0%
Cost of Sales	574,078	92.3%	563,510	91.1%
Gross Profit	47,580	7.7%	54,714	8.9%
Selling and Administrative Expenses	26,648	4.3%	27,409	4.5%
Operating Income	20,932	3.4%	27,305	4.4%
Other Income (Expense), net	(1,021)	(0.2)%	(1,229)	(0.2)%
Income Before Taxes on Income	19,911	3.2%	26,076	4.2%
Provision for Income Taxes	3,395	0.5%	7,265	1.2%
Net Income	$16,516	2.7%	$18,811	3.0%

Earnings Per Share of Common Stock:
Basic	$0.57		$0.65
Diluted	$0.57		$0.64

Average Number of Shares Outstanding:
Basic	29,097		29,159
Diluted	29,211		29,344

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31,
(Amounts in Thousands)	2016	2015
Net Cash Flow provided by Operating Activities	$28,029	$11,250
Net Cash Flow used for Investing Activities	(27,806)	(22,668)
Net Cash Flow (used for) provided by Financing Activities	(5,676)	50,172
Effect of Exchange Rate Change on Cash and Cash Equivalents	99	(3,344)
Net (Decrease) Increase in Cash and Cash Equivalents	(5,354)	35,410
Cash and Cash Equivalents at Beginning of Period	65,180	26,260
Cash and Cash Equivalents at End of Period	$59,826	$61,670

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2016	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$59,826	$65,180
Receivables, net	147,879	139,892
Inventories	132,077	125,198
Prepaid expenses and other current assets	26,532	23,922
Property and Equipment, net	118,518	106,779
Goodwill	2,564	2,564
Other Intangible Assets, net	4,841	4,509
Other Assets	16,524	15,213
Total Assets	$508,761	$483,257

LIABILITIES AND SHARE OWNERS’ EQUITY
Accounts payable	$145,210	$133,409
Borrowings under credit facilities	3,000	—
Accrued expenses	24,472	26,545
Other	11,381	10,854
Share Owners’ Equity	324,698	312,449
Total Liabilities and Share Owners’ Equity	$508,761	$483,257

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Kimball Electronics, Inc.	2016	2015	2016	2015
Operating Income, as reported	$7,078	$10,821	$20,932	$27,305
Add: Pre-tax Spin-off Expenses	—	321	137	2,571
Adjusted Operating Income	$7,078	$11,142	$21,069	$29,876

Net Income excluding Spin-off Expenses
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Kimball Electronics, Inc.	2016	2015	2016	2015
Net Income, as reported	$7,477	$7,191	$16,516	$18,811
Add: After-tax Spin-off Expenses	—	278	85	2,410
Adjusted Net Income	$7,477	$7,469	$16,601	$21,221

Diluted Earnings per Share excluding Spin-off Expenses
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
Kimball Electronics, Inc.	2016	2015	2016	2015
Diluted Earnings per Share, as reported	$0.26	$0.25	$0.57	$0.64
Add: Impact of Spin-off Expenses	—	0.00	0.00	0.08
Adjusted Diluted Earnings per Share	$0.26	$0.25	$0.57	$0.72